Exhibit (k)(3)
AMENDMENT TO THE AUCTION AGENCY AGREEMENT
     This Amendment (the “Amendment”) is made as of December 18, 2006, by and between ING Clarion Real Estate Income Fund (the “Trust”) and The Bank of New York, a New York banking corporation, and amends the Auction Agency Agreement dated as of November 24, 2003 (the “Agreement”), by and between the Trust and The Bank of New York. All capitalized terms used in the Amendment shall have the meaning ascribed to them in the Agreement.
1.  WHEREAS, the parties desire to amend the Agreement and incorporate into and make the following series of Auction Preferred Shares as part of the Agreement as set forth below.
     The Trust proposes to issue an aggregate of 600 preferred shares, par value $0.001 per share, liquidation preference $25,000 per share, designated as Series M Preferred Shares, pursuant to the Statement of Preferences (as defined in the Agreement).
2.  Section 2.7(a) of the Agreement shall be deleted in its entirety and the following Section 2.7(a) shall be inserted in lieu thereof.
     2.7  Designation of Special Rate Period
     (a) The Statement will provide that, subject to the Trust’s option to designate a Special Rate Period as referred to in paragraph (b) of this Section 2.7, (i) each Rate Period of APS will have a duration of seven or twenty-eight days, as applicable, subject to certain exceptions) and (ii) each Rate Period following a Rate Period that is other than seven or twenty-eight days, as applicable, will be seven or twenty-eight days in duration, as applicable. Not less than 10 nor more than 20 days prior to the last day of any such Rate Period that is not seven or twenty-eight days in duration, as applicable, (i) the Trust shall deliver to the Auction Agent a notice of the Auction Date of the next succeeding Auction in the form of Exhibit C hereto and (ii) the Auction Agent shall deliver such notice by first-class mail, postage prepaid, to each Existing Holder at the address set forth for such Existing Holder in the records of the Auction Agent and to the Broker-Dealers as promptly as practicable after its receipt of such notice from the Trust.

ING CLARION REAL ESTATE INCOME FUND

By:	/s/ Vincent P. McDevitt
	Name:	Vincent P. McDevitt
	Title:	Secretary

THE BANK OF NEW YORK

By:	/s/ Colette Gentile
	Name:	Colette Gentile
	Title:	Assistant Treasurer